UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2018
Spark Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36559	46-5453215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12140 Wickchester Lane, Suite 100
Houston, Texas 77079
(Address of Principal Executive Offices)
(Zip Code)

(713) 600-2600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.
On July 17, 2018, Spark Energy, Inc. (the “Company”), the Co-Borrowers (as defined in the Amendment), the Banks (as defined in the Amendment), and Brown Brothers Harriman & Co., as exiting bank, entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement, dated May 19, 2017, as amended (the “Credit Agreement”).
The Amendment amends the Credit Agreement to extend the expiration date by one year to May 19, 2020. The Amendment also changes the definition of Maximum Working Capital Advance Cap to $192.5 million to reflect the current outstanding commitment levels under the Credit Agreement, and provides for a revised accordion feature to allow the Co-Borrowers to elect to increase aggregate commitments under the Credit Agreement from $192.5 million to up to $250.0 million, subject to customary conditions.
The Amendment also contains increases to various sub-limits under the Credit Agreement if and to the extent that the Co-Borrowers elect to increase commitments up to $250.0 million under the new accordion feature as follows:

•	The Maximum Working Capital Advance Cap would increase up to a maximum of $250.0 million;

•	The sub-limits on the Bridge Loans for acquisitions, at $48.125 million pursuant to the Amendment, would continue to be capped 25% of the facility, up to a limit of $62.5 million;

•	Standby Letters of Credit with terms up to 90 days, at $192.5 million pursuant to the Amendment, would continue to be capped at 100% of the facility, up to a limit of $250.0 million; and

•	Standby Letters of Credit with terms from 90 days up to 365 days, at $115.5 million pursuant to the Amendment, would continue to be capped at 60% of the facility, up to a limit of $150.0 million.
The Amendment adds a Maximum Senior Secured Leverage Ratio covenant that provides that the Company shall not permit the Senior Secured Leverage Ratio to be more than 1.85 to 1.00. The Senior Secured Leverage Ratio is defined as the ratio of (a) all indebtedness of the loan parties on a consolidated basis that is secured by a lien on any property of any loan party (including the effective amount of all loans then outstanding (but, in any case, limited to 50% of the effective amount of letter of credit obligations attributable to performance standby letters of credit) but excluding subordinated debt permitted by the Credit Agreement as amended by the Amendment) to (b) Adjusted EBITDA for the most recent twelve (12) month period then ended. Additionally, the Total Leverage Ratio financial covenant has been increased to allow for a Total Leverage Ratio of no more than 2.50 to 1.00, and has been revised to exclude the effective amount of letter of credit obligations from the calculation of the ratio.
The Amendment also expands permitted repurchases of equity securities under the Credit Agreement to include shares of preferred stock, and increases the sublimit for equity investments and loans to affiliates, each subject to certain limitations. Brown Brothers Harriman & Co. will no longer be a lender under the Credit Agreement pursuant to the terms of the Amendment.
The Amendment also contains customary representations, warranties and agreements of the Company and Co-Borrowers.
A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Amendment set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 2 to the Credit Agreement, dated as of July 17, 2018, by and among Spark Energy, Inc., the Co-Borrowers, the Banks party thereto, and Brown Brothers Harriman & Co., as exiting bank.

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 2 to the Credit Agreement, dated as of July 17, 2018, by and among Spark Energy, Inc., the Co-Borrowers, the Banks party thereto, and Brown Brothers Harriman & Co., as exiting bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2018	SPARK ENERGY, INC.

	By:	/s/ Robert Lane
	Name:	Robert Lane
	Title:	Chief Financial Officer